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                                                                    Exhibit 99.1

                          Independent Auditors' Report

To the Stockholder of Globalstar Capital Corporation:

     We have audited the accompanying balance sheets of Globalstar Capital Corporation (a wholly-owned subsidiary of Globalstar, L.P.) as of December 31, 1999 and 1998. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

     In our opinion, such balance sheets present fairly, in all material respects, the financial position of Globalstar Capital Corporation as of December 31, 1999 and 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

San Jose, California
February 22, 2000

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                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                                 BALANCE SHEETS



                                                                                December 31,
                                                                           ----------------------
                                                                            1999            1998
                                                                           ------          ------


ASSETS

Receivable from Parent ................................................    $1,000         $1,000
                                                                           ======         ======

LIABILITIES AND STOCKHOLDER'S EQUITY

Commitments and contingencies (Note 2) ................................

Stockholder's equity ..................................................

     Common stock, par value $.10; 1,000 shares authorized, issued
       and outstanding ................................................    $   10         $   10

Paid-in capital .......................................................       990            990
                                                                           ------         ------
                                                                           $1,000         $1,000
                                                                           ======         ======

See notes to balance sheets.


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                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                            NOTES TO BALANCE SHEETS

1. ORGANIZATION

     Globalstar Capital Corporation ("Globalstar Capital"), a wholly-owned subsidiary of Globalstar, L.P. ("Globalstar") was formed on July 24, 1995 for the primary purpose of serving as a co-issuer and co-obligor with respect to certain debt obligations of Globalstar.

2. COMMITMENTS AND CONTINGENCIES

     Globalstar Capital is a co-obligor on the following Globalstar borrowings:

11 3/8% $500 MILLION SENIOR NOTES DUE 2004

     In February, 1997, Globalstar sold $500 million principal amount of 11 3/8% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's 8% Convertible Redeemable Preferred Partnership Interests and 9% Convertible Redeemable Preferred Partnership Interests (collectively, the "RPPI's"), may not be redeemed prior February 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

11 1/4% $325 MILLION SENIOR NOTES DUE 2004

     In June, 1997, Globalstar sold $325 million principal amount of 11 1/4% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's RPPI's, may not be redeemed prior to June 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

10 3/4% $325 MILLION SENIOR NOTES DUE 2004

     In October, 1997, Globalstar sold $325 million principal amount of 10 3/4% Senior Notes due 2004 in a private offering. The notes are senior in right of payment to Globalstar's RPPI's, may not be redeemed prior to November 2002 and are subject to a prepayment premium prior to 2004. Interest is paid semi-annually.

11 1/2% $300 MILLION SENIOR NOTES DUE 2005

     In May, 1998, Globalstar sold $300 million principal amount of 11 1/2% Senior Notes due 2005 in a private offering. The notes are senior in right of payment to Globalstar's RPPI's, may not be redeemed prior to June 2003 and are subject to a prepayment premium prior to 2005. Interest is paid semi-annually.


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                         GLOBALSTAR CAPITAL CORPORATION
                (A WHOLLY-OWNED SUBSIDIARY OF GLOBALSTAR, L.P.)

                     NOTES TO BALANCE SHEETS -- (CONTINUED)



     The 11 3/8% Senior Notes, the 11 1/4% Senior Notes, the 10 3/4% Senior Notes, and the 11 1/2% Senior Notes rank pari passu with each other and with all of Globalstar's other existing senior indebtedness. The indentures for the notes contain certain covenants that, among other things, limit the ability of Globalstar to incur additional debt, issue preferred stock, or pay dividends and certain distributions. In certain limited circumstances involving a change of control of Globalstar, as defined, each note is redeemable at the option of the holder for 101% of the principal amount plus accrued interest.

     Globalstar Capital is a guarantor of a $250 million credit agreement between Globalstar and a group of banks ("$250 Million Credit Agreement"), and a $500 million credit agreement between Globalstar and a group of banks ("$500 Million Credit Agreement"), which was entered into during 1999. At December 31, 1999, and 1998, there were no borrowings outstanding under the $250 Million Credit Agreement and at December 31, 1999, there were borrowings of $400 million outstanding under the $500 Million Credit Agreement.

3.   GLOBALSTAR CONVERTIBLE REDEEMABLE PREFERRED PARTNERSHIP INTERESTS

     In January 1999, Globalstar sold to Globalstar Telecommunications Limited ("GTL") $350 million face amount of 8% convertible redeemable preferred partnership interests in connection with GTL's offering of $350 million of 8% Series A Convertible Redeemable Preferred Stock due 2011.

     In December 1999, Globalstar sold to GTL $150 million face amount of 9% convertible redeemable preferred partnership interests in connection with GTL's offering of $150 million of 9% Series B Convertible Redeemable Preferred Stock due 2011.

     At December 31, 1999, $370 million aggregate face amount of the RPPI's were outstanding which are subordinate to the Senior Notes described in Note 2.




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